                                                                  EXHIBIT 10.49

                                     AGREEMENT


        AGREEMENT made as of this 14th day of August, 1995, by and between HADCO CORPORATION (the "Company") and PATRICK SWEENEY ("Sweeney").

        WHEREAS, Sweeney desires to retire from his positions as President and Chief Executive Officer of the Company; and

        WHEREAS, both parties have agreed to certain changes with respect to Sweeney's future position with the Company; and

        WHEREAS, both parties have further agreed to the terms and conditions applicable to Sweeney's continued relationship with the Company.

        NOW, THEREFORE, in consideration of the premises and other mutual covenants contained herein, the receipt and legal sufficiency of which are hereby acknowledged, Sweeney and the Company agree as follows:

        1. RESIGNATION AS OFFICER. Sweeney hereby resigns as the Chief Executive Officer and President of the Company effective at midnight October 28, 1995. From October 29, 1995 through January 31, 1996, Sweeney will remain an employee of the Company.

        2. CONSULTING ARRANGEMENT. Effective February 1, 1996, through January 31, 1998, Sweeney shall serve as a consultant to the Company.

        3. BONUS. The Company agrees to pay to Sweeney a bonus for his services rendered to the Company during fiscal year 1995, ending October 28, 1995. The bonus will be the same percentage of the bonus pools that are available for senior executives of the Company in respect of fiscal year 1995 that Sweeney received of senior executive bonus pools for fiscal year 1994. The bonus pools for fiscal year 1995 have not yet been determined by the Board of Directors of the Company, and the amount and nature of such pools will be determined in the future in the sole discretion of the Board. The bonus with respect to fiscal year 1995 shall be due and payable to Sweeney on February 1, 1997. Sweeney shall not be eligible for any bonus award for any period after October 28, 1995.

        4. BASE COMPENSATION. Sweeney will continue to receive the same base salary as he currently receives ($200,000 per annum, payable at the rate of $16,667 per month) through the end of his employment term, January 31, 1996. Payments of base salary shall be made monthly in accordance with the Company's existing compensation arrangements. In the event of Sweeney's death prior to January 31, 1996, all unpaid base compensation that would have been due to Sweeney hereunder shall be paid to his estate on the same schedule as it would have been paid to Sweeney had he been living.

        5. FRINGE BENEFITS AND STOCK OPTIONS. Sweeney and the Company agree to cancel all outstanding unvested stock options currently issued to Sweeney, effective immediately. Sweeney shall continue to have the right to exercise all vested stock options, as provided in and
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                                     -2-

subject to all the terms of the respective Option Plans, Option Agreements and Amendments to Option Agreements.

        Sweeney shall have and enjoy all other standard fringe benefits such as health insurance, life insurance and vacation pay (but not including such items as stock options, bonuses and the like) as may be provided to senior executives of the Company through the termination of his employment on January 31, 1996.

        6. COMPENSATION AS CONSULTANT. During the term of the consulting arrangement, from February 1, 1996 through January 31, 1998, Sweeney shall be paid at the rate of $208,160 per annum, payable in equal monthly installments of $17,346.67 on or about the 15th of each month beginning on or about
February 15, 1996.   Sweeney acknowledges that during the period of the
consulting arrangement, he shall be an independent contractor of the Company and not an employee and, accordingly, Sweeney shall be solely responsible for payment of all federal and state withholding taxes, FICA and medicare taxes, and all other applicable employment related fees, taxes or charges.

        So long as Sweeney has not become employed by another employer (including the assumption of any consulting position which is essentially comparable to employment), then the Company agrees, in addition to paying Sweeney the base consultant compensation described above, to reimburse Sweeney for all reasonable and necessary out-of-pocket uninsured medical (including dental and vision care) expenses he incurs during the period of the consulting arrangement, for treatment of himself or his spouse, up to and including a maximum cumulative aggregate of $200,000. Such medical (and dental and vision care) expenses shall be reimbursed within a reasonable time after Sweeney provides appropriate documentation and evidence of the expenditure and of eligibility for reimbursement for the expenditure. Sweeney understands and agrees that the Company will not provide any life or disability insurance or health (medical, dental or vision) insurance coverage for him or his spouse or any other covered dependent following termination of his employment on January 31, 1996. Sweeney agrees that the right to receive reimbursement for the out-of-pocket uninsured medical expenses set forth above is in full and complete substitution for all rights he has to continue health insurance coverage under COBRA. Sweeney specifically relinquishes and waives any claim or right he may have, on behalf of himself and his spouse, to elect any continued health insurance coverage under the provisions of COBRA, or under any other federal or state statute or common law. Sweeney agrees to give the Company prompt notice of his commencement of any new employment (or comparable consulting) position.

        To the extent that the payment of uninsured medical expenses is considered taxable income to Sweeney, he shall be solely responsible for payment of all applicable taxes. In the event of Sweeney's death prior to January 31, 1998, all unpaid base consultant compensation that would have been due to Sweeney hereunder shall be paid to his estate on the same schedule as it would have been paid to Sweeney had he been living, and, if Sweeney had not become employed by another employer (or assumed a comparable consulting position) prior to his death, his estate shall likewise be entitled to be reimbursed for all uninsured medical expenses not previously reimbursed up to the maximum cumulative aggregate of $200,000.
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                                     -3-

        Except as specifically set forth above with respect to reimbursement for out-of-pocket uninsured medical expenses, Sweeney shall be entitled to and shall receive no fringe benefits from the Company during the term of the
consulting arrangement.   Sweeney specifically relinquishes and waives any
claim or right he may have to any other continued fringe benefit, including without limitation, pension contributions, 401(k) contributions, health (medical, dental and vision) and disability insurance, life insurance coverage, and the like.

        7. DUTIES. Sweeney shall continue to perform his usual and customary duties as Chief Executive Officer and President of the Company from the effective date of this Agreement through October 28, 1995. Thereafter, both during the term of Sweeney's continued employment by the Company, and during the term of Sweeney's consulting relationship with the Company, Sweeney shall perform such duties and responsibilities as may be reasonably requested of him by the President of the Company. Both parties anticipate that such duties may include marketing and public relation services for the Company, both domestically and internationally.

        8. TRADING IN COMPANY STOCK. Sweeney agrees to refrain from trading in the Company's stock during any "quiet period", and agrees to continue to comply with all filing requirements and other obligations imposed by various securities laws. For purposes of this Agreement, trading in the Company's stock includes, without limitation, exercising stock options through a cashless exercise, pyramiding exercise, or other payment for the shares purchased in stock of the Company, or selling or buying or agreeing to sell or buy any shares or other securities.

        9. CONFIDENTIALITY OF COMPANY INFORMATION. Sweeney recognizes and acknowledges that he has been and will be privy to confidential information concerning the Company's business, including without limitation, financial data, personnel data, computer programs, supplier lists, technology, processes, methods, techniques, developments, inventions, improvements, apparatus, products, policies, customer lists, research data, plans, know-how, and trade secrets, as well as information relating to sales, costs, profits, organization, customers, pricing and pricing methods and other general business operations, which are valuable, special and unique assets of the Company, access to and knowledge of which have been essential to the performance of Sweeney's duties at the Company (hereinafter collectively the "Confidential Information"). Sweeney agrees that he will not, during the term of his employment or consulting relationship or thereafter at any time, disclose any of this Confidential Information to any person, firm, corporation, association or other entity, excepting the authorized employees and agents of the Company, nor make use of such Confidential Information either during the term of his employment or consulting relationship or at any time thereafter, for any purpose other than incident to his duties with the Company. Without limiting the generality of the foregoing, Sweeney expressly agrees that such Confidential Information will not be used to compete directly or indirectly with the Company.

        Sweeney agrees that all materials developed or existing at the Company, all programs developed for customers or prospective customers, all files, letters, memoranda, reports, records, data, specifications, customer lists, proposals, contracts, computer programs or computer-generated data (whether hard copy or machine-readable form) and other documentation are the exclusive property of the Company. Sweeney agrees, during the term of his employment and consulting relationship with the Company, to keep and use such materials only in connection with the performance of his duties with the Company. Sweeney agrees to return all such materials and any copies thereof and all other tangible property of the Company immediately upon termination of his employment with the Company, or with respect to any subsequent consulting project, immediately upon termination of the specific consulting project.

        10. CONFIDENTIALITY OF CUSTOMER AND SUPPLIER INFORMATION. Sweeney recognizes and acknowledges that certain confidential data of the Company's customers and suppliers may be made available to or utilized by him in the course of his employment or consulting relationship with the Company. Sweeney further acknowledges that the Company may, in certain cases, be subject to non-disclosure or secrecy agreements with certain customers and suppliers. Accordingly, Sweeney expressly agrees and warrants that he will not, during the term of or in the course of his employment or consulting relationship or at any time thereafter, disclose any such confidential data of any customer or supplier to others, excepting the authorized employees and agents of the Company, nor make use of such confidential data either during the term of his employment or consulting relationship or at any time thereafter, for any purpose other than incident to his duties with the Company. Sweeney further agrees to sign any and all non-disclosure and confidentiality agreements reasonably required by the Company's customers and suppliers and approved by the Company's senior management.

        Sweeney agrees to return to the Company immediately upon the termination of his employment or consulting relationship any and all copies of all confidential data with respect to the Company's customers or suppliers, including without limitation, materials secured from the Company's customers or suppliers, programs developed for customers or suppliers, all files, letters, memoranda, reports, records, data, specifications, customer lists, proposals, contracts, computer programs or computer-generated data (whether hard copy or machine-readable form) and other documentation relating to the confidential information, data or technology of the Company's customers or suppliers.

        11. NON-COMPETITION. Through January 31, 1998, Sweeney agrees that he will not, without the Company's prior express written consent, engage in, have an interest in, be employed by, or be in any way, directly or indirectly, connected with as an individual proprietor, partner, stockholder, officer, employee, director, representative, agent, joint venturer, investor, lender, or in any other employment, consulting or ownership capacity whatsoever (other than as the holder of not more than one [1%] percent of the total outstanding stock of a publicly-held company) any business that is substantially similar to or competitive with that in which the Company is engaged or is contemplating engaging as of January 31, 1996.

        Without limiting the generality of the foregoing, the Company agrees that Sweeney may continue to serve on the Board of the IPC, and that such service by itself will not violate the non-competition provisions of this Agreement.

        12. NON-SOLICITATION. Through January 31, 1999, Sweeney agrees that he will not, directly or indirectly, (a) employ, retain or engage any person or entity who has worked for or with the Company as an employee or consultant during the term of Sweeney's employment or during the term of Sweeney's consulting arrangement; (b) recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or consultant of the Company to terminate his, her or its employment or consultant relationship with the Company; (c) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of the Company which were contacted, solicited or served during the term of Sweeney's employment with the Company or during the term of his consulting arrangement with the Company; or (d) induce or attempt to induce any customer, vendor, or account of the Company to reduce its business with, or to cease its business with, the Company.

        13. REMEDIES. Both parties agree that the restrictions contained in Sections 9, 10, 11 and 12 are necessary for the protection of the business and goodwill of the Company, and they are considered by Sweeney to be reasonable for such purposes. Sweeney agrees that, in the event of a breach or threatened breach by him of the provisions of Sections 9, 10, 11 or 12, the Company will suffer irreparable harm which cannot be adequately compensated by a payment of money damages. Accordingly, Sweeney agrees that, in the event of such a breach or threatened breach by him, the Company shall be entitled to injunctive relief, both preliminarily and permanently, and to specific enforcement of the provisions of Sections 9, 10, 11 and 12. Nothing contained in this section shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of monetary damages from Sweeney or others.

        Sweeney agrees, in addition to and not in lieu of any other remedies the Company may have, that in the event he violates any of the provisions of Sections 9, 10, 11 and 12, he shall forfeit entitlement to any additional compensation or benefit from the Company, including without limitation, any base salary not already earned and paid, any consulting fee not already paid, any bonus amount not already paid, any automobile allowance not already paid, any uninsured medical expense not already paid, any other fringe benefit contribution not already paid or received, and any stock option not already exercised.

        14. SEVERABILITY. If any restriction set forth in Sections 9, 10, 11 or 12 are found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement, while the remaining provisions shall continue in full force and effect.

        15. PUBLICATION OF THIS AGREEMENT. Both parties agree that the terms and contents of this Agreement, and the contents of negotiations and discussions resulting in this Agreement shall be maintained in confidence by Sweeney, the Company, and their respective agents and representatives, and none of the above shall be disclosed except (i) to the extent required by federal or state law, (ii) as otherwise agreed to in writing by both parties,
(iii) to enforce this Agreement, or (iv) a press release by the Company in a form deemed by the Company in good faith to be appropriate after consulting with Sweeney and in any SEC filing by the Company that is deemed appropriate by the Company, including without limitation in its proxy statement, Form 8-K, Form 10-Q or Form 10-K, or any exhibits to any of the foregoing.

        Sweeney agrees that he will speak positively about the Company and its activities, and endorse and support the business and products of the Company whenever the opportunity arises. Sweeney further agrees that he will not in any way verbally or in writing communicate statements or opinions which would be derogatory to the reputation or the business and financial integrity of the Company, or do any other act which might be detrimental to the Company.

        Each party agrees to cooperate in the drafting and issuance of an appropriate press release to be issued contemporaneously with the execution of this Agreement.

        16. ACKNOWLEDGMENTS AND RELEASE. Sweeney acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company has advised him to consult with an attorney of his own choosing prior to signing this Agreement. Sweeney further acknowledges that he has been informed that since he is 40 years of age or older, he might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended. In consideration for the payments and benefits described herein and the opportunity to serve as consultant as described herein, Sweeney specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed. Sweeney may revoke this Agreement for a period of seven (7) days after the execution of his Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Sweeney affirms that no other promises or agreements or any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. Sweeney states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Sweeney further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name as his own free act and deed. In exchange for the benefits provided herein and the opportunity to serve as consultant as described herein, Sweeney for himself, his representatives, agents, heirs and/or estate, successors and assigns, hereby absolutely and unconditionally releases and forever discharges the Company, its subsidiaries and/or successors, assigns, directors, stockholders, officers, employees and/or agents, both individually and in their official capacities with the Company, from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, which arose out of his employment with and/or separation from employment from the Company and which involve events from the beginning of time to the effective date of this Agreement. This release is intended by Sweeney to be all encompassing and to act as a full and total release of all claims that he may have or may have had against the Company, its subsidiaries and/or successors, assigns, directors, stockholders, officers, employees and/or agents, both individually and in their official capacities with the Company, including but not limited to any federal or state law or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, race, color, religion, creed, sex, sexual orientation, national origin, handicap status, disability status or status as disabled or Vietnam era veteran; any contract, whether oral or written, express or implied, or common law.

        17. ENTIRE AGREEMENT. This Agreement contains and constitutes the sole and entire understanding and agreement between the parties with respect to Sweeney's employment, termination of employment, compensation, and consulting arrangements, and supercedes and terminates all previous oral or written negotiations, agreements (including without limitation the Employment Agreement between the Company and Sweeney dated as of January 21, 1994, as amended, and all rights, obligations and liabilities thereunder), commitments, and arrangements between the parties; provided, however, that as amended in accordance with the provisions hereof, the various outstanding Stock Option Agreements shall remain in force and effect. This Agreement may not be amended or modified or waived, in whole or in part, except by a writing signed by both parties.

        18. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the substantive law of the Commonwealth of Massachusetts, without giving effect to the choice of law provisions thereof.

        19. MISCELLANEOUS. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as the original instrument, as if all parties to the counterparts have
signed the same instrument.   This instrument shall not be construed for or
against any party because that party's legal representative drafted the Agreement, or any portion of the Agreement. Section headings are for convenience only and should not be considered in the interpretation of this Agreement. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by each of the parties hereto, their respective heirs, legal representatives, successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have set their hands this 14th day of August, 1995.


Dated:  8/11/95                              /s/ Patrick Sweeney
        -------------------                  ---------------------------
                                             PATRICK SWEENEY

                                             HADCO CORPORATION

Dated:  8/18/95                              /s/ Andrew E. Lietz
        -------------------                  ---------------------------